Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

(NAMED EXECUTIVE OFFICER)

Name of Participant:

Date of Grant: January 19, 2012

Number of Shares:

Value of each Share on Date of Grant: $2.90

This Restricted Stock Agreement (the “Agreement”), dated as of January 19, 2012, is made between Intervest Bancshares Corporation (the “Company”) and the above-named individual (the “Participant”) to record the granting of Restricted Stock on January 19, 2012 (the “Grant Date”) to the Participant pursuant to the Company’s Long Term Incentive Plan (the “Plan”) by the Company’s Compensation Committee pursuant to the Plan.

This Agreement is intended to satisfy the requirements for long term restricted stock grants under the Department of the Treasury’s regulations governing executive compensation for recipients of financial assistance under the Troubled Asset Relief Program, 31 CFR Part 30, and related guidance (the “TARP Rules”), whose requirements are incorporated by reference. This Agreement shall be interpreted and construed in accordance with that intent.

The Committee and the Participant hereby agree as follows:

1. Grant. The Company hereby grants to the Participant, as of the Grant Date, subject to and in accordance with the terms and conditions of the Plan and this Agreement,              shares of the Company’s Class A Common Stock, par value $1.00 per share (the “Common Stock”). The grant of shares of Common Stock to the Participant, evidenced by this Agreement, is an award of Restricted Stock (as defined in the Plan) and such shares of Restricted Stock are referred to in this Agreement as the “Shares.”

2. Vesting. Ownership of the shares shall vest as follows, provided that the Participant provides substantial services and remains in continuous employment with the Company (or an affiliated entity that is treated along with the Company as a TARP recipient (within the meaning of the TARP Rules)) until the Shares Vest:

Number of Shares Vested	Vesting Date
Two thirds (67%)	Second Anniversary of Grant Date
One third (100%)	Third Anniversary of Grant Date

Notwithstanding the foregoing vesting date, if, prior to the third anniversary of the Grant Date, there is a Change of Control of the Company (as that term is defined in the Plan) or the Participant’s employment terminates because of death or disability, all Shares not yet vested shall become immediately vested.

3. Forfeiture. Shares that do not become vested in accordance with the vesting set forth in Section 2 shall be forfeited to the Company.

4. TARP Transferability Restrictions. Vested Shares awarded under this Agreement shall not become transferable (as defined in 26 C.F.R. § 1.83-3(d)), at any time earlier than permitted under the following schedule (except as necessary to reflect a merger or acquisition of the TARP Recipient (within the meaning of the TARP Rules)):

(a) 25% of the Shares granted at the time of repayment of 25% of the aggregate financial assistance received;

(b) An additional 25% of the Shares (for an aggregate of 50% of the Shares) at the time of repayment of 50% of the aggregate financial assistance received;

(c) An additional 25% of the Shares (for an aggregate of 75% of the Shares) at the time of repayment of 75% of the aggregate financial assistance received;

(d) The remainder of the Shares at the time of repayment of 100% of the aggregate financial assistance received.

Notwithstanding the foregoing, in the case of Restricted Stock for which the Participant does not make an election under section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Restricted Stock becomes substantially vested (as defined in 26 C.F.R. § 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Stock may be made transferable as may reasonably be required to pay the Federal, State, local or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages in the schedule above.

5. Legend. Each share certificate representing the Shares shall bear a legend indicating that such Shares are “Restricted Stock” and are subject to the provisions of this Agreement and the Plan.

6. Withholding Taxes. If the Participant is an employee of the Company or any of its subsidiaries, the Participant shall, at the request of the Company, remit to the Company in cash the amount needed to satisfy any federal, state or local withholding taxes that may arise or be applicable as the result of the award or vesting of Shares. The Participant may, with the Committee’s consent, elect to satisfy, totally or in part, such Participant’s obligations pursuant to this section by electing to have Shares withheld, provided that such election is made in writing prior to the vesting of the Shares pursuant to Section 2.

7. Stock Issuance.

(a) The Company shall issue the Shares in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Agreement; provided, however, that the Company may, in its discretion, elect to issue such shares in certificate form as provided below.

(b) Any certificates representing the Shares that may be delivered to the Participant by the Company prior to vesting shall be redelivered to the Company to be held by the Company until the restrictions on such Shares have lapsed and the Shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear a legend as contemplated by Section 5.

(c) Promptly after the vesting of the Shares pursuant to Section 2, the Company shall, as applicable, either remove the notations on any shares issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of Shares which have vested. The Participant shall deliver to the Company any representations or other documents required by this Agreement or the Plan.

(d) If the Company elects to issue certificates to the Participant, the Participant shall be required to execute a stock power, in the form attached as Exhibit A, with respect to the Shares. The Company shall not deliver any certificates in accordance with this Agreement unless and until the Company shall have received such stock power executed by the Participant. The Participant, by acceptance of this award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares (or Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

8. Rights as a Shareholder. Except for the transfer and other restrictions set forth elsewhere in this Agreement and in the Plan, the Participant, as record holder of the Shares, shall possess all the rights of a holder of the Company’s common stock, including the right to receive dividends on and to vote the Shares; provided, however, that prior to becoming vested and transferable, the certificates representing such Shares shall be held by the Company for the benefit of the Participant. As the Shares become vested and transferable, certificates representing such Shares shall be released to the Participant.

9. Transferability. The Shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with Sections 2 and 4 of this Agreement and then only to the extent permitted under the Agreement and the Plan and any applicable securities laws. Prior to full vesting and transferability, all rights with respect to the Shares granted to a Participant under the Plan shall be available, during such Participant’s lifetime, only to such Participant.

10. Section 83(b) Election. The Participant may elect, within 30 days of the Grant Date, pursuant to Section 83(b) of the Internal Revenue Code, to include in his or her gross income the fair market value of the Shares covered by this Agreement in the taxable year of grant. The election must be made by filing the appropriate notice with the Internal Revenue Service within 30 days of the Grant Date. If the Participant makes such election, the Participant shall promptly notify the Company by submitting to the Company a copy of the election notice filed with the Internal Revenue Service.

11. Adjustment of Shares. As provided in the Plan, in the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of Shares, or of any similar change affecting the Common Stock, the Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant.

12. No Employment Rights. Neither the Plan nor this award shall confer upon the Participant any right with respect to continuing employment by the Company or any subsidiary of the Company nor shall they interfere in any way with the right of the Company or any subsidiary of the Company to terminate the Participant’s employment at any time, with or without cause.

13. The Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including any that might conflict with those contained in this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning given to such terms under the Plan.

14. Notices. All notices to the Company shall be in writing and sent to the Company’s Secretary at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s address as it appears in the Company’s records.

IN WITNESS WHEREOF, the Company and the Participant have caused this Restricted Stock Agreement to be executed on the date set forth opposite their respective signatures, it being understood that the Grant Date may differ from the date of signature.

Dated: , 2012	INTERVEST BANCSHARES CORPORATION

By:
Name:
Title:

Dated: , 2012
Participant Name:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Intervest Bancshares Corporation (the “Company”),                                          Shares of the Company’s common stock represented by Certificate No.                     . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of any forfeiture of any shares issued under the Restricted Stock Agreement dated as of             , 20     between the Company and the undersigned.

Dated:
[Participant’s Name]

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